EXHIBIT 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of December 1, 2003 (this “Agreement”), is made and entered into by and between NEXT, INC., a Delaware corporation (together with its present and future subsidiaries and other affiliated entities, the “Company”), and WILLIAM B. HENSLEY III (“Executive”).

WHEREAS, the Executive is a key employee of the Company and his services and knowledge with respect to the Company and its business strategies and operations are critical to maintaining the Company’s position in its industry against its competitors;

WHEREAS, the Company desires to secure the services of Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Position and Duties.

(a) Service with the Company. During the Term (as hereinafter defined), Executive agrees to serve as the Chairman of the Company and to perform such reasonable employment duties as the Board of Directors of the Company (the “Board of Directors” or the “Board”) shall assign to him from time to time. Executive’s services pursuant to this Agreement shall be performed primarily in Wabash, Indiana, or at such other locations as the Company and Executive may agree upon from time to time, subject to the provisions of Sections 3(f) and 4(e)(vi) hereof.

(b) Performance of Duties. Executive agrees to serve the Company faithfully and to perform Executive’s duties and responsibilities to the best of Executive’s abilities in a reasonably diligent, trustworthy, businesslike and efficient manner. Executive further agrees to devote his primary business time, attention and efforts to the business and affairs of the Company during the Term. Executive hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement. Executive hereby further confirms that he has terminated any existing employment agreement that he may have had with any other corporation, firm, entity or person, prior to the date hereof, without restriction on the type of business activities contemplated under this Agreement.

3. Compensation; Benefits.

(a) Base Compensation. During the Term, Executive’s base salary shall be paid at a rate of $120,000 per annum, which base salary shall be paid in regular installments in accordance with the Company’s general payroll practices, including those related to withholding for taxes, insurance and similar items. The base salary payable to Executive during each year subsequent to the first year of Executive’s employment shall be established by the Board of Directors following an annual performance review, but in no event shall the base salary for any subsequent year be less than the base salary in effect for the prior year.

(b) Participation in Benefits Plans. During the Term, Executive shall be eligible to participate in all of the Company’s benefit plans or programs that have been established for executive officers of the Company at the same level as Executive, to the extent that Executive meets the requirements for each individual plan. The Company provides no assurances as to the adoption or continuance of any particular benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the terms, provisions, rules and regulations applicable thereto. Executive shall be entitled to receive a split dollar key man life insurance policy of $1 million to be equally divided between Executive’s estate and the Company in the event of his death. From and after the date on which Executive is released from liability under all personal guaranties of Company obligations, the Company shall become the sole beneficiary of such insurance policy and Executive and Company shall execute such documents as may be necessary to effectuate such change in beneficiary.

(c) Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses, including, without limitation, automobile expenses, incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s customary and normal practices, subject to the presentment of appropriate vouchers in accordance with the Company’s normal policies for expense verification. Executive’s services shall include providing such entertainment as Executive deems to be in the business interests of the Company. In order to defray the expenses of such entertainment and of maintaining necessary facilities, Company shall periodically provide Executive with an annual expense account mutually agreeable to the Company and Executive. When Executive travels, he shall submit bills for all necessary costs of transportation, communications, hotel accommodations, and the like. The Company shall promptly pay or reimburse these bills as corporate expenses.

(d) Bonus, Incentive Compensation; Options.

Executive shall be entitled to such bonus or incentive compensation and awards of stock options under the Company’s Stock Option Plan as may be determined from time to time by the Compensation Committee of the Company’s Board of Directors.

(e) Other Rights. During the Term, Executive shall be:

(i) entitled to four weeks paid vacation in each calendar year and paid sick leave and holidays consistent with other senior executives of the Company.

(ii) entitled to indemnification, to the fullest intent under applicable law, the Company’s certificate of incorporation and bylaws against any claims that may be threatened and/or asserted against Executive arising from Executive’s functions as an officer, director, employee or other representative of the Company and to coverage, to the same extent available to other executive officers and directors, under the Company’s directors and officers and/or errors and omissions insurance policies, as the same may be in effect from time to time.

(f) Site of Employment; Possible Relocation. Executive’s primary site of business shall remain in Wabash, Indiana. The Company shall hire such personnel, and will otherwise provide suitable funds and resources, as the Company deems reasonably necessary, in order to assist Executive in the performance of Executive’s duties from Wabash, Indiana. In the event that the Company, by mutual agreement by Executive, requires Executive to operate out of a site which is greater than fifty (50) miles from Wabash, Indiana, the Company shall reimburse Executive for: (i) actual reasonable moving expenses for the move of Executive and his household from the Wabash, Indiana area to such new location, (ii) up to six (6) months of actual reasonable living expenses for temporary housing (or such shorter time until Executive has purchased a house or entered into a lease for an apartment or house with a term of at least one (1) year, and (iii) real estate sales commission on the sale of his residence in Wabash, Indiana.

(g) Benefits Under Existing or Subsequent Employment. This Agreement shall not supersede or be deemed to be in lieu of any rights, benefits and privileges to which Executive may be entitled as under any retirement, pension, profit-sharing, insurance, hospital or other plans or agreement which may now be in effect or which may hereafter be adopted by the Company.

4. Term.

(a) Duration of Employment. This Agreement shall be deemed to commence on the date first written above, and unless it is terminated earlier in the manner provided in this Agreement, shall continue for an initial term of three (3) years and upon each anniversary date of this Agreement thereafter shall be deemed to renew automatically for additional three-year terms from such anniversary date (the “Term”). Not later than sixty (60) days prior to each anniversary date of this Agreement, either party shall have the right to provide written notice of his or its intention to have the Agreement expire at the end of the then pending three-year term period without automatic renewal.

(b) Termination. Notwithstanding the foregoing, Executive’s employment hereunder shall terminate prior to the expiration of the Term in the event that at any time during such Term:

(i) Executive dies;

(ii) Executive becomes Disabled (as hereinafter defined);

(iii) The Board of Directors of the Company elects to terminate this Agreement for Cause (as hereinafter defined) and notifies Executive in writing of such election;

(iv) The Board of Directors of the Company elects to terminate this Agreement without Cause and notifies Executive in writing of such election;

(v) Executive elects to terminate this Agreement for Good Reason (as hereinafter defined) and notifies the Company in writing of such election; or

(vi) Executive elects to terminate this Agreement without Good Reason and notifies the Company in writing of such election.

If this Agreement is terminated pursuant to clause (i), (ii), (iii) or (vi) of this Section 4(b), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (v) of this Section 4(b), such termination shall be effective sixty (60) days after delivery of the notice of termination.

(c) Effect of Termination. Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

(d) Surrender of Records and Property. Upon termination of Executive=s employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates (as hereinafter defined), and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in Executive’s possession or under Executive’s control.

(e) Compensation Payable to Executive on Termination. The rights of Executive to compensation upon termination of employment are as follows:

(i) In the case of the expiration of the Term in accordance with Section 4(a), Company shall pay to Executive any salary and bonus accrued to the date of expiration of the Agreement.

(ii) If Executive dies, the Company shall pay to Executive’s beneficiary or beneficiaries designated in writing to Company, or to Executive’s estate in the absence or lapse of such designation, the salary, as in effect at the date of Executive’s death, through the last day of the sixth month after the month in which death occurred and any accrued bonus or other benefits as of the last day of the month in which death occurred.

(iii) If Executive becomes Disabled, Company shall pay to Executive the salary, as in effect on the date Executive becomes Disabled, through the last day of the sixth month after the month in which it is determined that Executive is Disabled and any accrued bonus or other benefits as of the last day of the month in which Executive became Disabled.

(iv) If Executive’s employment is terminated for Cause in accordance with Section 4(b)(iii), the Company’s only obligation to Executive shall be payment of the salary accrued on the date on which such termination occurs.

(v) If Executive’s employment is terminated without Cause in accordance with Section 4(b)(iv) or for Good Reason in accordance with Section 4(b)(v), the Executive shall be entitled to receive (i) continuing monthly payments equal to seventy-five percent (75%) of Executive’s monthly base salary at the time of termination payable during the period of non-competition provided in Section 7(a) below, and (ii) a lump sum payment equal to twenty-five percent (25%) of the amount that would have been payable during the remainder of the three year term to the Executive based upon the Executive’s base salary at the time of termination as liquidated damages for the early termination of this Agreement provided that such amount shall be proportionately refunded to the Company by the Executive to the extent the Executive is successful during the remainder of the Term in securing employment in a comparable executive position with another employer in Wabash, Indiana, with a base salary at least equal to the base salary of Executive upon termination of employment. In addition, the Company shall continue to provide to the Executive at its cost and expense health, medical and life insurance benefits at substantially the same level of benefits as the Executive has at the date of termination of employment during the remainder of the Term.

(vi) If Executive’s employment is terminated without Good Reason in accordance with Section 4(b)(vi), Executive shall be entitled to continuing monthly payments of seventy-five percent (75%) of Executive’s monthly base salary at the time of termination payable during the remainder of the Term.

5. Confidential Information. Except as permitted or directed by the Company’s Board of Directors, during the Term or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its Affiliates) any confidential or secret knowledge or information of the Company or any of its Affiliates that Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any Affiliates of the Company prior to the date of this Agreement), whether developed by himself or by others concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, any customer or supplier lists of the Company or any of its Affiliates, any confidential or secret development or research work of the Company or any of its Affiliates, or any other confidential information or secret aspects of the business of the Company or any of its Affiliates. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Term, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company or any of its Affiliates. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of its Affiliates, other than as a direct or indirect result of the breach of this Agreement by Executive.

6. Change in Control. If Executive’s employment with the Company is terminated for any reason (including Executive’s voluntary resignation) within thirty (30) days following a Change in Control of the Company, the Company shall pay and provide to Executive the following:

(a) Severance Payment. The Company shall pay to the Executive in a lump sum, not less than thirty-one (31) nor more than sixty (60) days following the effective date of employment termination (the “Termination Date”), an amount equal to (i) 299 % of the Executive’s annual base salary in effect on the Termination Date; plus (ii) 299% of Executive’s prior year’s incentive bonus, if any. After the amounts specified in this subsection (a) have been paid to the Executive, the Executive shall have no further rights to any base salary or incentive bonuses under this Agreement or any plan.

(b) Insurance. The coverage described in this subsection (b) shall be provided for a “Continuation Period” beginning on the Termination Date and ending on the earlier of (i) the third anniversary of the Termination Date or (ii) the date of the Executive’s death. During the Continuation Period, the Executive (and his dependents) shall be entitled to continued participation in the group life insurance plan and in the health care plan for employees maintained by the Company as if the Executive were still an employee of the Company. The coverage provided under this subsection (b) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended. Where applicable, the Executive’s compensation for purposes of such plans shall be deemed to be equal to the Executive’s compensation (as defined in such plans) in effect on the Termination Date. To the extent that the Company finds it undesirable to cover the Executive under any group plan, the Company, at its expense, shall provide to the Executive with the same level of coverage under individual policies.

(c) Incentive Programs. All stock options or equity awards granted by the Company shall vest 100% upon the effective date of the Change in Control. In addition, and notwithstanding anything to the contrary in the Company’s Stock Option Plan, Executive shall have the full term set forth in the stock option agreements to exercise such options (irrespective of termination of employment).

(d) Excise Tax Restoration Payment. If it is determined that any payment or distribution of any type to or for the benefit of Executive (or any dependent) made by the Company, any Affiliate, by any person who acquires ownership or effective control of ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect thereto (collectively, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

(e) Late Payment. If the Company refuses or fails to timely pay or provide the compensation and benefits specified in this Section 6 upon demand as provided in this Agreement and if such refusal or failure is not corrected within ten business days after Executive provides written notice to the Company concerning the refusal or failure, then the Company shall pay immediately to Executive an additional amount equal to 50% of the Executive’s base salary.

(f) Definition. A “Change in Control” means a merger, consolidation, change of ownership or reorganization with or involving any other person, corporation or other entity (or a group of persons, corporations or other entities acting in concert) such that at least twenty-five percent (25%) of the combined voting power of the Company’s stock has been accumulated by a person, corporation or other entity (or a group of persons, corporations or other entities acting in concert) that did not own at least twenty-five percent (25%) of the Company’s stock prior to such transaction and the Board of Directors of the Company determines that such stock accumulation constitutes a Change in Control.

(g) Conflict. Notwithstanding any provision herein to the contrary, including, without limitation Section 4(e), this Section 6 shall supersede any provision contained herein contrary to this Section 6.

7. Non-Competition Commitment.

(a) Covenant Not to Compete. Executive agrees that, during the period of this Agreement, and, at the Company’s election, for the time period during which the Company continues to pay the Executive the base salary of the Executive under Section 4(e) hereof (the “Non-Competition Period”), he shall not, directly or indirectly, either for the benefit of himself or for the benefit of any other person, firm, corporation, governmental or private entity, without the prior written consent of the Company, which consent may be withheld by the Company, in its sole discretion, compete with the Company in any manner or capacity through any form of ownership or as an advisor, principal, agent, consultant, partner, joint venturer, officer, director, stockholder, Executive, or member of any association or business engaged in designing, developing, manufacturing, marketing and distributing licensed and branded promotional products and imprinted sportswear.

(b) Geographic Extent of Covenant. The obligations of Executive under Section 7(a) above shall apply to any geographic area in which the Company, or Affiliate of the Company, conducts business or provides services during the term of this Agreement. Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 7 are reasonable and are no broader than necessary to protect the legitimate business interests of Company.

(c) Indirect Competition. Executive further agrees that, during the Non-Competition Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the foregoing provisions of this Section 7 if such activity were carried out by Executive either directly or indirectly.

(d) Limitation on Covenant. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock, outstanding debt instruments or other securities convertible into capital stock or debt instruments of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of this Section 7.

(e) Agreement Not To Interfere. During the Non-Competition Period, Executive agrees that he will not take any action to interfere with the relationships between the Company or any subsidiary or Affiliate of the Company, and their respective suppliers or customers. He further agrees that he will not induce or attempt to induce any customer, supplier, or other business relation of the Company or any subsidiary or Affiliate of the Company to withdraw, curtail or cease doing business with the Company or any subsidiary or Affiliate of the Company, as applicable.

(f) Non-Solicitation Agreement. During the Non-Competition Period, Executive further agrees that he will not, directly or indirectly, induce or attempt to induce any executive of the Company or any subsidiary or Affiliate of the Company to leave the employ of the Company or any subsidiary or Affiliate of the Company, as applicable.

8. Settlement of Disputes.

(a) Arbitration. Except as provided in Section 8(c), any claims or disputes of any nature between the Company and Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Executive’s employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Chattanooga, Tennessee, in accordance with the Commercial Arbitration Rules then existing of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. The fees of the arbitrator(s) and other costs incurred by Executive and the Company in connection with such arbitration shall be paid by the party who or which is unsuccessful in such arbitration.

(b) Binding Effect. The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(c) Resolution of Certain Claims-Injunctive Relief. Section 8(a) shall have no application to claims by the Company asserting a violation of Section 4(d), 5, or 7 or seeking to enforce, by injunction or otherwise, the terms of Section 4(d), 5, or 7. Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 8(d). Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 4(d), 5, or 7 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from Executive its reasonable attorneys’ fees and costs in enforcing the provisions of Sections 4(d), 5, or 7.

(d) Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Tennessee, County of Hamilton. Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 8(c). Executive waives any right Executive may have to transfer or change the venue of any litigation brought against Executive by the Company.

9. Representations.

(a) Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(b) Company’s Representations. Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

10. Miscellaneous.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Affiliate” means, with respect to a person or entity, any person or entity controlled by, controlling or under common control with such person or entity, or any member of the immediate family, including parents, spouse, children or siblings, of such person.

(ii) “Cause” means: (A) Executive has breached the provisions of this Agreement, any material written Company policy or any material contract between the Executive and the Company; (B) Executive has failed to perform Executive’s duties and responsibilities in accordance with the provisions of Section 2 of this Agreement, as reasonably determined by the Company’s Board of Directors, or has engaged in willful misconduct, including, without limitation, willful failure to perform Executive’s duties as an officer or executive of the Company or personal dishonesty related to the performance of Executive’s duties for the Company and Executive has failed to cure such failure or misconduct within thirty (30) days after receipt of written notice of default from the Company; (C) Executive has committed fraud, misappropriation or embezzlement in connection with the Company’s business or has otherwise breached his fiduciary duty to the Company; (D) Executive has been convicted of or has pleaded nolo contendere to, any act constituting a felony under the laws any state or of the United States of America, or any crime involving moral turpitude that causes material harm to the Company; or (E) Executive abuses alcohol, illegal drugs or other controlled substances.

(iii) “Disabled” means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, for a period in excess of 90 consecutive days or more than 120 days during any period of 365 calendar days.

(iv) “Good Reason” means (A) any involuntary reduction in base salary as provided in Section 3(a) hereof (that does not correspond to any material change or reduction in the duties of Executive which is at the request or consent of Executive); (B) any non-consensual material reduction in benefits as provided in Section 3(b) hereof (that does not correspond to any material change or reduction in the duties of Executive which is at the request or consent of Executive); (C) any involuntary material change in the title or duties of Executive; or (D) any non-consensual required relocation of Executive’s principal place of employment beyond a fifty (50) mile radius of the Executive’s then principal place of employment that is permanent or lasts for longer than twelve months.

(b) Entire Agreement. This Agreement (including the exhibits. schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 10(f), successors and assigns.

(f) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.

(g) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

(h) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Notices to Executive:

William .B Hensley III

1295 Vernon Street

Wabash, Indiana 46992

Fax: 260-563-4070

Notices to Company:

Next, Inc.

7625 Hamilton Park Drive

Suite 12

Chattanooga, Tennessee 37421

Attn: Dan F. Cooke

Fax: (423) 510-7058

with a copy to:

Miller & Martin LLP

Suite 1000

832 Georgia Avenue

Chattanooga, Tennessee 37402

Attn: W. Scott McGinness, Jr., Esq.

Fax: (423) 785-8480

Any party may change the address set forth above by notice to each other party given as provided herein.

(i) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j) Governing Law. All matters relating to the interpretation. construction, validity and enforcement of this agreement shall be governed by the internal laws of the State of Tennessee, without giving effect to any choice of law provisions thereof.

(k) Withholding Taxes. Except as otherwise provided in this Agreement, the Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

COMPANY: Next, Inc.

By:	/s/ DAN F. COOKE

Name:	Dan F. Cooke
Title:	Chairman of the Board, Chief Executive Officer

EXECUTIVE:

/s/ WILLIAM B. HENSLEY III

William B. Hensley III